Exhibit 99.1


  Southwest Water Appoints David Stanton as Chief Operating Officer


    LOS ANGELES--(BUSINESS WIRE)--Dec. 4, 2007--Southwest Water
Company (NASDAQ:SWWC) today announced the appointment of David Stanton as chief operating officer, a previously vacant position.

    "David's extensive knowledge of the water and wastewater business, as well as his expertise in the areas of business development, finance and operations, make him ideally suited for this new role," said Mark Swatek, Southwest Water chief executive officer and chairman. "I am confident that under David's leadership, the execution of our plan to grow the business, unify our operations and streamline our processes will be greatly enhanced."

    Stanton, 42, joined Southwest Water in November of 2006 as executive vice president of strategic development. Previously, he served as executive vice president of Earth Tech, the international environmental water and wastewater services provider division of Tyco International, Inc. Earlier, Stanton held senior management positions with a number of companies in the water and wastewater industry, including Waterlink, Inc., ITEQ, Inc. and Wheelabrator Technologies, Inc. He earned a bachelor of science degree in electrical engineering from Cornell University.

    Southwest Water Company provides a broad range of services including water production, treatment and distribution; wastewater collection and treatment; utility billing and collection; utility infrastructure construction management; and public works services. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than two million people in 10 states depend on Southwest Water for high-quality, reliable service. Additional information may be found on the company's website: www.swwc.com.


    CONTACT: Southwest Water Company
             DeLise Keim
             VP Corporate Communications
             213-929-1846
             www.swwc.com
             or
             PondelWilkinson Inc.
             Robert Jaffe
             310-279-5969
             www.pondel.com